Exhibit 99.1
FLEETCOR® Appoints Accomplished Technology Executive
To Its Board of Directors

ATLANTA – Jan. 27, 2023 – FLEETCOR Technologies, Inc. (NYSE: FLT), a leading global business payments company, announced today the appointment of Annabelle Bexiga to its Board of Directors and the retirement of long-tenured director, Mark Johnson. These changes are effective immediately.
Bexiga brings an accomplished career in technology to the FLEETCOR Board, having served as Chief Information Officer at AIG, TIAA, Bain Capital and JP Morgan. She also serves on a number of private and public company Boards. Bexiga will join FLEETCOR’s technology committee.

“We couldn’t be more delighted to welcome Annabelle to our Board. She is a practical, accomplished and seasoned technology executive who will immediately contribute to our technology transformation plans,” said Steven Stull, lead independent director, FLEETCOR Technologies, Inc.

“It saddens us to see Mark retire after 19 years of service on the Board. He has been an important and steady advisor to us for a very long time and he will be missed,” said Ron Clarke, chairman and chief executive officer, FLEETCOR Technologies, Inc.

About FLEETCOR®
FLEETCOR Technologies (NYSE: FLT) is a leading global business payments company that helps businesses spend less by providing innovative solutions that control expense-related purchasing and payment processes. The FLEETCOR portfolio of brands automate, secure, digitize and manage payment transactions on behalf of businesses across more than 100 countries in North America, Latin America, Europe, and Asia Pacific. For more information, please visit www.FLEETCOR.com.

Contacts
Investor Relations
Jim Eglseder, 770-417-4697
Jim.Eglseder@fleetcor.com

Media Relations
Chad Corley, 770-729-5021
Chad.corley@fleetcor.com